Exhibit 99.1

Contact: Roger Hopkins, Chief Accounting Officer
Phone:      615-890-9100
NHI Announces $800 Million Credit Facility
MURFREESBORO, Tenn. - (June 30, 2015) National Health Investors, Inc. (NYSE: NHI) announced today it has entered into amended $800 million senior unsecured credit facilities that include a $550 million revolving credit facility and existing $250 million term loans. The amended credit facilities provide for: (1) a $550 million unsecured, revolving credit facility that matures in June 2020 (inclusive of an embedded 1-year extension option) with interest at 150 basis points over LIBOR; and (2) three existing term loans which remain in place totaling $250 million, maturing in June 2020 and bearing interest at 175 basis points over LIBOR, with a notional amount of $130 million being fixed at 3.91% until 2020 with an interest rate swap agreement, a notional amount of $40 million being fixed at 3.29% until 2019, and a notional amount of $80 million being fixed at 3.86% until 2020.
The facilities can be expanded, subject to certain conditions, up to an additional $250 million. At closing, the new facilities replaced smaller credit facilities last amended in March 2014 that provided for $700 million of total commitments.
Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets, KeyBank National Association and Capital One, National Association were joint lead arrangers for the facilities and arranged a syndicate that included 13 banks. Other banks in the credit facilities are Regions Bank, Goldman Sachs, Pinnacle National Bank, Royal Bank of Canada, United Community Bank, UMB Bank and Stifel Bank & Trust.
About NHI
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. For more information, visit www.nhireit.com.
Safe Harbor Statement
Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI’s judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com.